AMENDMENT TO TECOGEN INC. PROMISSORY NOTES

This Agreement dated February 18, 2025 by and between Tecogen Inc., a Delaware corporation with offices located at 76 Treble Cove Road, Bldg. 1, N. Billerica, MA 01862 (“Tecogen”) and John N. Hatsopoulos (“Mr. Hatsopoulos”).

WHEREAS, Tecogen and Mr. Hatsopoulos desire to amend two promissory notes by Tecogen in favor of Mr. Hatsopoulos to extend the maturity dates thereof and to permit Tecogen to pay the balances thereof in Tecogen common stock,

NOW THEREFORE, Tecogen and Mr. Hatsopoulos hereby agree as follows:

The promissory notes consisting of (a) a $500,000 Promissory Note by Tecogen in my favor dated October 10, 2023, as amended on March 21, 2024, and (b) a $500,000 Promissory Note by Tecogen in my favor dated July 23, 2024 (collectively, the “Promissory Notes”) are hereby amended as follows:

(1) the maturity date of each of the Promissory Notes shall be July 31, 2026; and

(2) the balance of the Promissory Notes shall be payable in cash, or in Tecogen common stock, as determined by Mr. Hatsopoulos. If the balance of one or both of the Promissory Notes is paid in Tecogen common stock, the number of shares to be issued to Mr. Hatsopoulos would consist of the number of shares equal to the nearest whole number of shares determined by dividing (i) the outstanding principal and accrued interest on the Promissory Note at the time of conversion of the debt to equity, by (ii) the average closing price per share for Tecogen common stock during the thirty-day period prior to the date of conversion.

IN WITNESS WHEREOF, the parties have signed this agreement as of the date first set forth above.

TECOGEN INC.

By: /s/ Abinand Rangesh /s/ John N. Hatsopoulos
Name: Abinand Rangesh, John N. Hatsopoulos
Title: CEO